Exhibit 5.1

[MAPLES AND CALDER LETTERHEAD]

Our ref	AEO\620840\3382620v1
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com

By Email

Perfect World Co., Ltd.

8th Floor, Huakong Building

No. 1 Shangdi East Road

Haidian District

Beijing 100085

People’s Republic of China

10 August 2009

Dear Sirs

Perfect World Co., Ltd. (the “Registrant”)

We have examined the registration statement on Form S-8 to be filed by the Registrant, a company incorporated under the laws of the Cayman Islands, with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of Class B ordinary shares of par value US$0.0001 each in the authorised share capital of the Registrant (the “Shares”) for issuance pursuant to the following Plan (the “Plan”):

•	Perfect World’s Share Incentive Plan (as amended and restated as of 28 February 2009)

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the board of directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries made in the register of members of the Registrant, such Shares will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder

Maples and Calder